Exhibit 99.1

Summit Materials, Inc. Reports Fourth Quarter and Full Year 2019 Results

- Annual operating income increased 31.4% to $213.6 million
-Annual net income attributable to Summit Inc. increased 74.2% to $59.1 million
-Aggregates volumes increased 13.3%
- Adjusted EBITDA increased 13.6% to $461.5 million

DENVER, CO. - (February 5, 2020) - Summit Materials, Inc. (NYSE: SUM, “Summit,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the fourth quarter and full year 2019.
For the three months ended December 28, 2019, the Company reported net income attributable to Summit Inc. of $35.7 million, or $0.32 per basic share, compared to a net loss attributable to Summit Inc. of $19.2 million, or $(0.17) per basic share in the comparable prior year period.  Summit reported adjusted diluted net income of $71.5 million, or $0.62 per adjusted diluted share as compared to adjusted diluted net loss of $18.6 million, or $(0.16) per adjusted diluted share in the prior year period.  The increase in adjusted diluted net income in the fourth quarter 2019 was partially due to an annual re-measurement of the Company's Tax Receivable Agreement.
For the year ended December 28, 2019, the Company reported net income attributable to Summit Inc. of $59.1 million, or $0.53 per basic share, compared to net income attributable to Summit Inc. of $33.9 million, or $0.30 per basic share in the comparable prior year period.  Summit reported adjusted diluted net income of $108.8 million, or $0.94 per adjusted diluted share as compared to adjusted diluted net income of $17.4 million, or $0.15 per adjusted diluted share in the prior year period.  The increase in 2019 adjusted diluted net income was partially due to an annual re-measurement of the Company's Tax Receivable Agreement.
Summit's net revenue increased 13.7% in the fourth quarter and 6.4% in full year 2019 compared to the fourth quarter and full year 2018, respectively. While volume and price increased in all lines of business in 2019 relative to the prior year, aggregates contributed the largest proportion of incremental net revenue. The Company reported operating income of $213.6 million in 2019, compared to $162.5 million in the prior year.  Summit's operating margin expanded to 10.5% in 2019 from 8.5% in 2018 on net revenue gains in excess of our cost of revenue, partially offset by increases in general and administrative, depreciation, depletion, amortization and accretion expenses. Adjusted EBITDA increased 29.6% in the fourth quarter to $121.1 million as compared to $93.4 million in 2018. For the full year 2019, Adjusted EBITDA was $461.5 million, an increase of 13.6% compared to 2018.
Tom Hill, CEO of Summit Materials, commented, "Sustained public sector demand coupled with improved pricing contributed to margin expansion in our aggregates and products lines of business late in the quarter, resulting in the highest fourth quarter Adjusted EBITDA in the Company's history. For the full year 2019, our aggregates business delivered strong results due in part to strong performance from our East Segment."
As of December 28, 2019, the Company had $311.3 million in cash and $1.9 billion in debt outstanding. For the year ended December 28, 2019, cash flow from operations was $337.2 million while cash paid for capital equipment was $177.5 million. Brian Harris, CFO of Summit Materials added, "We were disciplined and selective on acquisitions while generating increased cash flow from operations, which combined with lower capital expenditures enabled us to lower our leverage ratio."
For the year ended December 28, 2019, organic sales volumes increased 9.5% in aggregates, 2.8% in cement, 0.1% in ready-mix concrete, and 2.6% in asphalt relative to the same period last year. Full year 2019 organic average selling prices increased 6.5% in aggregates, 1.7% in cement, 3.3% in ready-mix concrete, and 6.2% in asphalt relative to the prior year period.
Summit provided 2020 full year Adjusted EBITDA guidance of $460 million to $500 million. Hill continued, "In 2020 we anticipate continued growth in public markets, as many states enact new fuel taxes, in residential markets where entry-level housing demand continues to exceed supply, and in non-residential markets where low rise commercial development and windfarm work present opportunities."
The Company provided 2020 capital expenditure guidance of approximately $185 million to $205 million, which include $65 million to $80 million estimated for greenfield projects.

Full-Year 2019 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 25.6% to $469.7 million during 2019, when compared to the prior year due to higher organic volume and selling price, and to a lesser extent, our acquisition program. Aggregates adjusted cash gross profit margin increased to 60.2% in 2019, compared to 59.4% in 2018 primarily due to higher average selling prices. Organic aggregates sales volumes increased 9.5% in 2019 as compared to 2018 led by higher volumes in our Missouri, Kansas and Texas markets. Organic aggregates pricing increased 6.5% as compared to 2018, primarily due to higher pricing in Missouri, and to a lesser extent, higher prices in many of our other markets.

Cement Business: Cement net revenues increased 3.5% to $290.7 million during 2019, when compared to 2018. Cement adjusted cash gross profit margin decreased to 40.3% in 2019, compared to 44.3% in 2018 due to higher distribution costs related to flooding and unplanned maintenance. Sales volume of cement increased 2.8% in 2019 when compared to 2018 on higher sales in northern markets relative to the prior year. Cement average selling prices increased 1.7% in 2019 relative to 2018.

Products Business: Products net revenues increased to $988.6 million during 2019 compared to $967.5 million in 2018. Products adjusted cash gross profit margin increased to 22.1% in 2019, versus 21.1% in 2018. Organic sales volumes of ready-mix concrete increased 0.1% in 2019, while organic average selling prices increased 3.3% as compared to 2018, led by pricing gains in Texas as well as in a number of our other markets.  Organic sales volumes of asphalt increased 2.6% in 2019, while organic average selling prices increased 6.2% during 2019 as higher volume and pricing were reported in our Utah, Texas, and Kentucky markets.

Fourth Quarter 2019 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 24.2% to $115.6 million in the fourth quarter 2019, when compared to the prior year period. Aggregates adjusted cash gross profit margin increased to 61.9% in the fourth quarter 2019 compared to 54.8% on higher volumes, increased average selling prices and product mix. Aggregates sales volumes increased 15.4% in the fourth quarter 2019, when compared to the prior-year period on higher organic volume growth, particularly in Missouri, Kansas, and Texas.  Average selling prices for aggregates increased 4.3% in the fourth quarter 2019 when compared to the prior year period.

Cement Business: Cement net revenues increased 3.6% to $69.9 million in the fourth quarter 2019, when compared to the prior-year period. Cement adjusted cash gross profit margin decreased to 45.4% in the fourth quarter, compared to 46.4% in the prior year period, as the Company incurred some unplanned maintenance and winter storage costs. Organic sales volume of cement increased 2.7% in the fourth quarter, when compared to the prior year period, on higher sales in certain southern markets along the Mississippi River versus a year ago. Organic average selling prices on cement increased 2.6% in the fourth quarter when compared to the prior year period.

Products Business: Products net revenues were $251.4 million in the fourth quarter 2019, compared to $216.1 million in the prior year period. Products adjusted cash gross profit margin increased to 23.9% in the fourth quarter, versus 21.6% in the prior year period. Our organic average sales price for ready-mix concrete increased 6.5%, coupled with a 12.6% increase in organic sales volumes of ready-mix concrete, led by higher volumes in Utah and Texas. Our organic average sales price for asphalt increased 4.3% while we had a 4.6% increase in asphalt organic sales volumes, driven in part by volume growth in Utah, Texas, and Kentucky.

Full-Year 2019 | Results By Reporting Segment

Net revenue increased by 6.4% to $2.0 billion in 2019, versus $1.9 billion in 2018. The increase in consolidated net revenue relative to 2019 was primarily attributable to a 16.2% increase in East Segment net revenue, combined with a 3.5% increase in Cement Segment net revenue and a 1.1% increase in West Segment net revenue. The Company reported operating income of $213.6 million in 2019, compared to $162.5 million in the prior year. Adjusted EBITDA was $461.5 million in 2019 compared to $406.3 million in 2018.

West Segment: The West Segment reported operating income of $109.2 million in 2019, compared to $92.1 million in 2018, due in part to higher revenue from aggregates and asphalt. Adjusted EBITDA increased to $205.0 million in 2019, compared to $189.0 million in 2018.  Aggregates revenue in 2019 increased 11.4% over 2018 as a result of a 5.8% increase in organic volumes, led by volume growth in Texas, and a 2.7% increase in organic average selling prices, led by pricing gains in Utah and Colorado. Ready-mix concrete revenue in 2019 increased 2.9% over 2018, reflecting improved weather conditions in Utah and the Intermountain geographies relative to a year ago. A 1.5% decrease in organic ready-mix concrete volumes was offset by a 3.6% increase in organic average sales prices. Asphalt revenue increased by 14.7% in 2019, as organic volumes increased 2.8% and average sales prices increased 5.7% compared to 2018, when the Company's liquid asphalt terminal did not operate for the full year 2018 due to hurricane-related repairs.
East Segment: The East Segment reported operating income of $101.8 million in 2019, compared to $59.6 million in 2018. The increase in East Segment operating income was mainly attributable to higher net revenue from aggregates. Adjusted EBITDA increased to $187.6 million in 2019, compared to $138.0 million in 2018. Aggregates net revenue increased 29.2%, primarily due to an 12.9% increase in organic volume as well as an increase in organic average sales prices of 9.1%, mainly related to public repair work. Organic ready-mix concrete revenue increased 7.7% due to a 5.4% increase in volume and a 2.2% increase in price. Organic asphalt revenue increased 16.0%, reflecting a 2.1% increase in volume, led by our Kentucky markets, combined with a 7.5% increase in price, led by our Kansas markets.
Cement Segment: The Cement Segment reported operating income of $64.7 million in 2019, compared to $75.8 million in 2018.  Adjusted EBITDA declined to $103.4 million in 2019, compared to $111.4 million in 2018. Cement Segment revenue increased 3.5%, reflecting a 2.8% increase in volume and a 1.7% increase in price. Cement segment operating income declined as higher revenue was more than offset by additional distribution costs incurred as a result of shipping challenges on the Mississippi River due to flooding, as well as incremental plant downtime.

Fourth Quarter 2019 | Results By Reporting Segment

Net revenue increased by 13.7% to $506.3 million in the fourth quarter 2019, versus $445.1 million in the prior year period. The improvement in net revenue was primarily attributable to organic volume and price growth in aggregates and ready-mix concrete. The Company reported operating income of $59.9 million in the fourth quarter 2019, compared to $28.5 million in the prior year period. Net income increased to $36.4 million in the fourth quarter of 2019, compared to a loss of $18.6 million in the prior year period. Adjusted EBITDA increased 29.6% to $121.1 million in the fourth quarter of 2019, compared to $93.4 million in the prior year period.

West Segment: The West Segment reported operating income of $30.7 million in the fourth quarter 2019, compared to $11.6 million in the prior year period. Adjusted EBITDA increased to $53.9 million in the fourth quarter 2019, compared to $37.7 million in the prior year period.

Improvements in operating income reflected increased demand for aggregates across the Segment as well as more favorable weather conditions than a year ago. Aggregates revenue in the fourth quarter increased 8.9% over the prior year period including a 11.4% increase in organic volumes despite a 2.2% decrease in organic average sales prices as higher pricing in Utah and British Columbia was offset by lower pricing in Texas. Ready-mix concrete revenue in the fourth quarter 2019 increased 15.5% over the prior year period, as a 7.1% increase in organic volumes and a 7.7% increase in organic average sales prices reflected favorable weather and market conditions in Utah and in parts of Texas. Asphalt revenue increased by 19.8% in the fourth quarter 2019 over the prior year period on a 10.7% increase in volume and a 5.9% increase in price, led by our Utah, Texas, and British Columbia operations.
East Segment: The East Segment reported operating income of $29.8 million in the fourth quarter 2019, compared to $15.5 million in the prior year period. Adjusted EBITDA increased to $53.1 million in the fourth quarter 2019, compared to $37.5 million in the prior year period. Adjusted EBITDA was favorably impacted by a higher than expected contribution related to public repair work. Aggregates revenue increased 29.4% due to increases resulting from a 19.0% and 8.7% increase in organic volumes and average sales prices, respectively, driven by growth in Missouri and Kansas. Ready-mix concrete revenue increased 34.6% due to an increase in organic volumes while average selling prices increased 3.0%. Asphalt revenue increased 1.9% despite a 4.5% decrease in organic volumes slightly offset by a 1.4% increase in organic average sales prices reflecting strength in Kentucky and parts of Kansas.
Cement Segment: The Cement Segment reported operating income of $20.6 million in the fourth quarter 2019, an increase from $19.3 million in the prior year period. Adjusted EBITDA decreased to $27.9 million in the fourth quarter 2019, compared to $28.8 million in the prior year period, due primarily to the lingering effects of shipping constraints on the Mississippi River. Despite these challenges, the segment reported increases of 2.7% and 2.6% in organic sales volumes and organic average selling prices, respectively, during the fourth quarter 2019 as compared to the prior year period.

Liquidity and Capital Resources

As of December 28, 2019, the Company had cash on hand of $311.3 million and borrowing capacity under its revolving credit facility of $329.8 million. The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement. As of December 28, 2019, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For full-year 2020, the Company estimates its Adjusted EBITDA to be in the range of $460 million to $500 million. For full-year 2020, the Company estimates its capital expenditures to be in the range of $185 million to $205 million, including approximately $65 million to $80 million estimated for greenfield opportunities.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Wednesday, February 5, 2020, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s fourth quarter and full year 2019 financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-823-8690
International Live:                  1-825-312-2236
Conference ID:                       7192995
Password:         Summit

To listen to a replay of the teleconference, which will be available through February 12, 2020:

Domestic Replay:                   1-800-585-8367
International Replay:              1-416-621-4642
Conference ID:                       7192995

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which is expected to be filed on or about the date of this press release, and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;
-	costs associated with pending and future litigation;

-	shortages of, or increases in prices for commodities, labor and other production and delivery inputs;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Revenue:
Product	$430,463	$370,563	$1,724,462	$1,600,159
Service	75,796	74,527	306,185	309,099
Net revenue	506,259	445,090	2,030,647	1,909,258
Delivery and subcontract revenue	50,269	45,940	191,493	191,744
Total revenue	556,528	491,030	2,222,140	2,101,002
Cost of revenue (excluding items shown separately below):
Product	269,960	244,378	1,116,662	1,058,544
Service	50,627	54,865	218,177	225,491
Net cost of revenue	320,587	299,243	1,334,839	1,284,035
Delivery and subcontract cost	50,269	45,940	191,493	191,744
Total cost of revenue	370,856	345,183	1,526,332	1,475,779
General and administrative expenses	72,011	62,634	262,926	253,609
Depreciation, depletion, amortization and accretion	52,962	54,247	217,102	204,910
Transaction costs	773	421	2,222	4,238
Operating income	59,926	28,545	213,558	162,466
Interest expense	28,086	29,932	116,509	116,548
Loss on debt financings	—	—	14,565	149
Tax receivable agreement expense (benefit)	16,237	(22,684)	16,237	(22,684)
Gain on sale of business	—	—	—	(12,108)
Other income, net	(3,623)	(3,574)	(11,977)	(15,516)
Income from operations before taxes	19,226	24,871	78,224	96,077
Income tax (benefit) expense	(17,171)	43,498	17,101	59,747
Net income (loss)	36,397	(18,627)	61,123	36,330
Net income attributable to Summit Holdings (1)	726	536	2,057	2,424
Net income (loss) attributable to Summit Inc.	$35,671	$(19,163)	$59,066	$33,906
Earnings (Loss) per share of Class A common stock:
Basic	$0.32	$(0.17)	$0.53	$0.30
Diluted	$0.31	$(0.17)	$0.52	$0.30
Weighted average shares of Class A common stock:
Basic	112,755,444	111,656,069	112,204,067	111,380,175
Diluted	114,036,924	111,656,069	112,684,718	112,316,646
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	December 28,	December 29,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$311,319	$128,508
Accounts receivable, net	253,256	214,518
Costs and estimated earnings in excess of billings	13,088	18,602
Inventories	204,787	213,851
Other current assets	13,831	16,061
Total current assets	796,281	591,540
Property, plant and equipment	1,747,449	1,780,132
Goodwill	1,199,699	1,192,028
Intangible assets	23,498	18,460
Deferred tax assets	212,333	225,397
Operating lease right-of-use assets	32,777	—
Other assets	55,519	50,084
Total assets	$4,067,556	$3,857,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$7,942	$6,354
Current portion of acquisition-related liabilities	32,700	34,270
Accounts payable	116,359	107,702
Accrued expenses	120,005	100,491
Current operating lease liabilities	8,427	—
Billings in excess of costs and estimated earnings	13,864	11,840
Total current liabilities	299,297	260,657
Long-term debt	1,851,057	1,807,502
Acquisition-related liabilities	19,801	49,468
Tax receivable agreement liability	326,965	309,674
Noncurrent operating lease liabilities	25,381	—
Other noncurrent liabilities	100,282	88,195
Total liabilities	2,622,783	2,515,496
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 113,309,385 and 111,658,927 shares issued and outstanding as of December 28, 2019 and December 29, 2018, respectively	1,134	1,117
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of December 28, 2019 and December 29, 2018	—	—
Additional paid-in capital	1,234,020	1,194,204
Accumulated earnings	188,805	129,739
Accumulated other comprehensive income	3,448	2,681
Stockholders’ equity	1,427,407	1,327,741
Noncontrolling interest in Summit Holdings	17,366	14,404
Total stockholders’ equity	1,444,773	1,342,145
Total liabilities and stockholders’ equity	$4,067,556	$3,857,641

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Year ended
	December 28,	December 29,
	2019	2018
Cash flow from operating activities:
Net income	$61,123	$36,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	222,862	208,772
Share-based compensation expense	20,403	25,378
Net gain on asset disposals	(10,294)	(30,093)
Non-cash loss on debt financings	2,850	—
Change in deferred tax asset, net	16,012	57,490
Other	(2,135)	2,018
(Increase) decrease in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(37,049)	(5,796)
Inventories	8,582	(11,598)
Costs and estimated earnings in excess of billings	5,558	(8,702)
Other current assets	5,465	(7,159)
Other assets	5,085	(106)
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	18,903	(13,403)
Accrued expenses	7,640	(16,544)
Billings in excess of costs and estimated earnings	1,988	(5,052)
Tax receivable agreement liability	17,291	(21,666)
Other liabilities	(7,100)	(501)
Net cash provided by operating activities	337,184	209,368
Cash flow from investing activities:
Acquisitions, net of cash acquired	(5,392)	(246,017)
Purchases of property, plant and equipment	(177,495)	(220,685)
Proceeds from the sale of property, plant and equipment	21,173	21,635
Proceeds from sale of business	—	21,564
Other	(1,095)	3,804
Net cash used for investing activities	(162,809)	(419,699)
Cash flow from financing activities:
Proceeds from debt issuances	300,000	64,500
Debt issuance costs	(6,312)	(550)
Payments on debt	(270,229)	(85,042)
Payments on acquisition-related liabilities	(33,883)	(36,504)
Distributions from partnership	—	(69)
Proceeds from stock option exercises	19,076	15,615
Other	(502)	(1,943)
Net cash provided by (used in) financing activities	8,150	(43,993)
Impact of foreign currency on cash	286	(724)
Net increase (decrease) in cash	182,811	(255,048)
Cash and cash equivalents—beginning of period	128,508	383,556
Cash and cash equivalents—end of period	$311,319	$128,508

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Year ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Segment Net Revenue:
West	$249,694	$219,180	$1,022,730	$1,011,155
East	186,705	158,485	717,213	617,314
Cement	69,860	67,425	290,704	280,789
Net Revenue	$506,259	$445,090	$2,030,647	$1,909,258

Line of Business - Net Revenue:
Materials
Aggregates	$115,620	$93,063	$469,670	$373,824
Cement (1)	63,455	61,437	266,235	258,876
Products	251,388	216,063	988,557	967,459
Total Materials and Products	430,463	370,563	1,724,462	1,600,159
Services	75,796	74,527	306,185	309,099
Net Revenue	$506,259	$445,090	$2,030,647	$1,909,258

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$44,026	$42,091	$186,724	$151,838
Cement	31,726	30,156	149,149	134,597
Products	191,247	169,457	770,533	763,319
Total Materials and Products	266,999	241,704	1,106,406	1,049,754
Services	53,588	57,539	228,433	234,281
Net Cost of Revenue	$320,587	$299,243	$1,334,839	$1,284,035

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$71,594	$50,972	$282,946	$221,986
Cement (3)	31,729	31,281	117,086	124,279
Products	60,141	46,606	218,024	204,140
Total Materials and Products	163,464	128,859	618,056	550,405
Services	22,208	16,988	77,752	74,818
Adjusted Cash Gross Profit	$185,672	$145,847	$695,808	$625,223

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	61.9%	54.8%	60.2%	59.4%
Cement (3)	45.4%	46.4%	40.3%	44.3%
Products	23.9%	21.6%	22.1%	21.1%
Services	29.3%	22.8%	25.4%	24.2%
Total Adjusted Cash Gross Profit Margin	36.7%	32.8%	34.3%	32.7%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Year ended
Total Volume	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Aggregates (tons)	13,325	11,543	53,954	47,624
Cement (tons)	574	559	2,395	2,329
Ready-mix concrete (cubic yards)	1,431	1,269	5,466	5,433
Asphalt (tons)	1,288	1,231	5,568	5,404

	Three months ended		Year ended
Pricing	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Aggregates (per ton)	$10.95	$10.50	$10.99	$10.27
Cement (per ton)	115.27	112.40	115.03	113.14
Ready-mix concrete (per cubic yards)	114.21	107.34	111.27	107.61
Asphalt (per ton)	58.73	56.32	58.93	55.57

	Three months ended		Year ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	15.4%	4.3%	13.3%	7.0%
Cement (per ton)	2.7%	2.6%	2.8%	1.7%
Ready-mix concrete (per cubic yards)	12.8%	6.4%	0.6%	3.4%
Asphalt (per ton)	4.6%	4.3%	3.0%	6.0%

	Three months ended		Year ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	15.4%	4.3%	9.5%	6.5%
Cement (per ton)	2.7%	2.6%	2.8%	1.7%
Ready-mix concrete (per cubic yards)	12.6%	6.5%	0.1%	3.3%
Asphalt (per ton)	4.6%	4.3%	2.6%	6.2%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended December 28, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	13,325	$10.95	$145,868	$(30,248)	$115,620
Cement	574	115.27	66,196	(2,741)	63,455
Materials			$212,064	$(32,989)	$179,075
Ready-mix concrete	1,431	114.21	163,466	(102)	163,364
Asphalt	1,288	58.73	75,654	(68)	75,586
Other Products			91,295	(78,857)	12,438
Products			$330,415	$(79,027)	$251,388

	Year ended December 28, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	53,954	$10.99	$593,027	$(123,357)	$469,670
Cement	2,395	115.03	275,530	(9,295)	266,235
Materials			$868,557	$(132,652)	$735,905
Ready-mix concrete	5,466	111.27	608,168	(546)	607,622
Asphalt	5,568	58.93	328,165	(213)	327,952
Other Products			377,900	(324,917)	52,983
Products			$1,314,233	$(325,676)	$988,557

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three months and years ended December 28, 2019 and December 29, 2018.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$30,735	$32,859	$23,828	$(51,025)	$36,397
Interest expense (income)	(171)	(463)	(3,094)	31,814	28,086
Income tax expense	440	(411)	—	(17,200)	(17,171)
Depreciation, depletion and amortization	22,986	21,411	7,061	1,011	52,469
EBITDA	$53,990	$53,396	$27,795	$(35,400)	$99,781
Accretion	114	273	106	—	493
Tax receivable agreement expense	—	—	—	16,237	16,237
Transaction costs	84	—	—	689	773
Non-cash compensation	—	—	—	4,979	4,979
Other	(278)	(523)	—	(371)	(1,172)
Adjusted EBITDA (1)	$53,910	$53,146	$27,901	$(13,866)	$121,091
Adjusted EBITDA Margin (1)	21.6%	28.5%	39.9%		23.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$11,738	$16,451	$21,461	$(68,277)	$(18,627)
Interest expense (income)	950	1,094	(2,021)	29,909	29,932
Income tax (benefit) expense	(81)	27	—	43,552	43,498
Depreciation, depletion and amortization	23,627	20,191	9,345	703	53,866
EBITDA	$36,234	$37,763	$28,785	$5,887	$108,669
Accretion	138	260	(17)	—	381
Tax receivable agreement benefit	—	—	—	(22,684)	(22,684)
Transaction costs	1	—	—	420	421
Non-cash compensation	—	—	—	5,545	5,545
Other	1,310	(488)	—	247	1,069
Adjusted EBITDA (1)	$37,683	$37,535	$28,768	$(10,585)	$93,401
Adjusted EBITDA Margin (1)	17.2%	23.7%	42.7%		21.0%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$108,751	$106,307	$75,480	$(229,415)	$61,123
Interest expense (income)	1,734	1,774	(10,489)	123,490	116,509
Income tax expense (benefit)	1,918	(267)	—	15,450	17,101
Depreciation, depletion and amortization	92,737	80,262	37,891	3,996	214,886
EBITDA	$205,140	$188,076	$102,882	$(86,479)	$409,619
Accretion	519	1,141	556	—	2,216
Loss on debt financings	—	—	—	14,565	14,565
Tax receivable agreement expense	—	—	—	16,237	16,237
Transaction costs	96	—	—	2,126	2,222
Non-cash compensation	—	—	—	20,403	20,403
Other (2)	(791)	(1,592)	—	(1,417)	(3,800)
Adjusted EBITDA	$204,964	$187,625	$103,438	$(34,565)	$461,462
Adjusted EBITDA Margin (1)	20.0%	26.2%	35.6%		22.7%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$109,363	$58,579	$83,148	$(214,760)	$36,330
Interest expense (income)	5,064	3,491	(6,815)	114,808	116,548
Income tax expense	535	32	—	59,180	59,747
Depreciation, depletion and amortization	91,224	74,463	34,996	2,622	203,305
EBITDA	$206,186	$136,565	$111,329	$(38,150)	$415,930
Accretion	570	970	65	—	1,605
Loss on debt financings	—	—	—	149	149
Tax receivable agreement benefit	—	—	—	(22,684)	(22,684)
Gain on sale of business	(12,108)	—	—	—	(12,108)
Transaction costs	(3)	—	—	4,241	4,238
Non-cash compensation	—	—	—	25,378	25,378
Other (2)	(5,646)	497	—	(1,098)	(6,247)
Adjusted EBITDA	$188,999	$138,032	$111,394	$(32,164)	$406,261
Adjusted EBITDA Margin (1)	18.7%	22.4%	39.7%		21.3%

_______________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2) In the year ended December 28, 2019, we negotiated a $2.0 million reduction in the amount of a contingent liability from one of our acquisitions. In the year ended December 29, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded in the respective period as other income.

The table below reconciles our net income (loss) per share attributable to Summit Materials, Inc. to adjusted diluted net income (loss) per share for the three months and years ended December 28, 2019 and December 29, 2018. The per share amount of the net income (loss) attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income (loss) per share.

	Three months ended				Year ended
	December 28, 2019		December 29, 2018		December 28, 2019		December 29, 2018
Reconciliation of Net Income (Loss) Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Loss	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income (loss) attributable to Summit Materials, Inc.	$35,671	$0.31	$(19,163)	$(0.17)	$59,066	$0.51	$33,906	$0.30
Adjustments:
Net income attributable to noncontrolling interest	726	0.01	536	0.01	2,057	0.02	2,424	0.02
Adjustment to acquisition deferred liability	—	—	—	—	(2,000)	(0.02)	(6,947)	(0.06)
Gain on sale of business	—	—	—	—	—	—	(12,108)	(0.11)
Loss on debt financings	—	—	—	—	14,565	0.13	149	—
Adjusted diluted net (loss) income before tax related adjustments	36,397	0.32	(18,627)	(0.16)	73,688	0.64	17,424	0.15
Tax receivable agreement (benefit) expense	16,237	0.14	(22,684)	(0.20)	16,237	0.14	(22,684)	(0.20)
Unrecognized tax benefits	18,885	0.16	22,663	0.20	18,885	0.16	22,663	0.20
Adjusted diluted net income (loss)	$71,519	$0.62	$(18,648)	$(0.16)	$108,810	$0.94	$17,403	$0.15
Weighted-average shares:
Basic Class A common stock	112,755,444		111,656,069		112,204,067		111,380,175
LP Units outstanding	3,278,133		3,435,518		3,372,707		3,512,669
Total equity units	116,033,577		115,091,587		115,576,774		114,892,844

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months and years ended December 28, 2019 and December 29, 2018.

	Three months ended		Year ended
	December 28,	December 29,	December 28,	December 29,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2019	2018	2019	2018
($ in thousands)
Operating income	$59,926	$28,545	$213,558	$162,466
General and administrative expenses	72,011	62,634	262,926	253,609
Depreciation, depletion, amortization and accretion	52,962	54,247	217,102	204,910
Transaction costs	773	421	2,222	4,238
Adjusted Cash Gross Profit (exclusive of items shown separately)	$185,672	$145,847	$695,808	$625,223
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	36.7%	32.8%	34.3%	32.7%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three months and years ended December 28, 2019 and December 29, 2018.

	Three months ended		Year ended
	December 28,	December 29,	December 28,	December 29,
($ in thousands)	2019	2018	2019	2018
Net income (loss)	$36,397	$(18,627)	$61,123	$36,330
Non-cash items	41,330	104,714	249,698	263,565
Net income (loss) adjusted for non-cash items	77,727	86,087	310,821	299,895
Change in working capital accounts	95,614	52,724	26,363	(90,527)
Net cash provided by operating activities	173,341	138,811	337,184	209,368
Capital expenditures, net of asset sales	(29,595)	(33,724)	(156,322)	(199,050)
Free cash flow	$143,746	$105,087	$180,862	$10,318

Contact:

Karli Anderson
Vice President, Investor Relations
karli.anderson@summit-materials.com
303-515-5152